Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Lonquist & Co., LLC and to incorporation by reference of our report dated March 6, 2017, which appears in the annual report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2016, in the Registration Statements of Houston American Energy Corp. on Form S-8 (File No. 333-127656), relating to the 2005 Stock Option Plan of Houston American Energy Corp., on Form S-8 (File No. 333-151824), relating to the 2008 Equity Incentive Plan, on Form S-8 (File No. 333-206875) relating to additional shares reserved under the 2008 Equity Incentive Plan, and on Form S-3 (File No. 333-208630), and to any amendments to those Registration Statements.

/s/ Don E. Charbula
Don E. Charbula, P.E.
Vice President

LONQUIST & CO., LLC
AUSTIN, TEXAS
March 9, 2017